Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-276916

Ford Motor Credit Company LLC

Final Term Sheet

5.431% Notes due 2029

6.107% Notes due 2033

5.431% Notes due 2029

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 10, 2026

Settlement Date:	August 13, 2026 (T+3)

Stated Maturity:	August 13, 2029

Principal Amount:	$1,500,000,000

Interest Rate:	5.431%

Benchmark Treasury:	4.125% due July 15, 2029

Benchmark Treasury Yield and Price:	4.311%; 99-15 ¾

Spread to Benchmark Treasury:	+112 basis points

Yield to Maturity:	5.431%

Price to Public:	100.000% of principal amount plus accrued interest from August 13, 2026

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,496,250,000 (99.750%)

Interest Payment Dates:	Semi-annually on each February 13 and August 13, beginning February 13, 2027

Redemption Provision:	Make-Whole Call: The 2029 Notes may be redeemed, in whole or in part, prior to July 13, 2029 (one month prior to maturity date) (the “2029 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2029 Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The 2029 Notes may be redeemed, in whole or in part, on or after July 13, 2029 (one month prior to maturity date), at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	BofA Securities, Inc.
Barclays Capital Inc.
Morgan Stanley & Co. LLC
 NatWest Markets Securities Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC
 Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ING Financial Markets LLC
Santander US Capital Markets LLC
 Standard Chartered Bank
 U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
CastleOak Securities, L.P.
 Independence Point Securities, LLC
 Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397 K51 / US345397K513

6.107% Notes due 2033

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 10, 2026

Settlement Date:	August 13, 2026 (T+3)

Stated Maturity:	August 15, 2033

Principal Amount:	$1,000,000,000

Interest Rate:	6.107%

Benchmark Treasury:	4.375% due July 31, 2033

Benchmark Treasury Yield and Price:	4.557%; 98-29+

Spread to Benchmark Treasury:	+155 basis points

Yield to Maturity:	6.107%

Price to Public:	99.999% of principal amount plus accrued interest from August 13, 2026

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$995,990,000 (99.599%)

Interest Payment Dates:	Semi-annually on each February 15 and August 15, beginning February 15, 2027

Redemption Provision:	Make-Whole Call: The 2033 Notes may be redeemed, in whole or in part, prior to June 15, 2033 (two months prior to maturity date) (the “2033 Notes Par Call Date”), at a redemption price equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the 2033 Notes to be redeemed, plus, in either case, accrued and unpaid interest to the redemption date.

Par Call: The 2033 Notes may be redeemed, in whole or in part, on or after June 15, 2033 (two months prior to maturity date), at a redemption price equal to 100% of the principal amount of the 2033 Notes to be redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:	BofA Securities, Inc.
Barclays Capital Inc.
Morgan Stanley & Co. LLC
NatWest Markets Securities Inc.
Truist Securities, Inc.
Wells Fargo Securities, LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ING Financial Markets LLC
Santander US Capital Markets LLC
Standard Chartered Bank
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
CastleOak Securities, L.P.
Independence Point Securities, LLC
Loop Capital Markets LLC
Siebert Williams Shank & Co., LLC

CUSIP/ISIN:	345397 K44 / US345397K448

It is expected that delivery of the Notes will be made against payment therefor on or about August 13, 2026, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day preceding the issue date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649, NatWest Markets Securities Inc. toll-free at 1-800-231-5830, Truist Securities, Inc. toll-free at 1-800-685-4786 or Wells Fargo Securities, LLC at 1-800-645-3751.